As filed with the Securities and Exchange Commission on November 16, 2012
Registration No. 333-169535

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 Post-Effective Amendment No. 3
to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
Cole Real Estate Income Strategy (Daily NAV), Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)

2325 East Camelback Road, Suite 1100
Phoenix, AZ 85016
(602) 778-8700
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

 D. Kirk McAllaster, Jr.
Cole Real Estate Income Strategy (Daily NAV), Inc.
Executive Vice President, Chief Financial Officer and Treasurer
2325 East Camelback Road, Suite 1100
Phoenix, AZ 85016
(602) 778-8700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Ettore A. Santucci
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
(617) 570-1000

Approximate date of commencement of proposed sale to the public:     This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒ Registration No. 333-169535

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

Explanatory Note
This Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (No. 333-169535) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II
Information Not Required in the Prospectus

Item 36.	Financial Statements and Exhibits.
(b)  Exhibits.
The following exhibit is filed as part of this registration statement:

Ex.	Description

23.6	Consent of CBRE, Inc.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 16th day of November, 2012.

Cole Real Estate Income Strategy (Daily NAV), Inc.

By:	/s/ D. Kirk McAllaster, Jr.
D. Kirk McAllaster, Jr.
Executive Vice President, Chief Financial Officer and Treasurer
Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

	Name	Title	Date

	*	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	November 16, 2012
Christopher H. Cole

	/s/ D. Kirk McAllaster, Jr.	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 16, 2012
D. Kirk McAllaster, Jr.

	/s/ Simon J. Misselbrook	Senior Vice President of Accounting (Principal Accounting Officer)	November 16, 2012
Simon J. Misselbrook

	*	Director	November 16, 2012
George N. Fugelsang

	*	Director	November 16, 2012
Richard J. Lehmann

	*	Director	November 16, 2012
Marc T. Nemer

	*	Director	November 16, 2012
Roger D. Snell

*By:	/s/ D. Kirk McAllaster, Jr.
D. Kirk McAllaster, Jr.
D. Kirk McAllaster, Jr., as attorney-in-fact